Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Mortgage Investment Trust Reports

Third Quarter 2016 Results

Westlake Village, CA, November 3, 2016 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $35.4 million, or $0.49 per diluted share, for the third quarter of 2016, on net investment income of $103.3 million.  PMT previously announced a cash dividend for the third quarter of $0.47 per common share of beneficial interest, which was declared on September 26, 2016, and paid on October 27, 2016.

Third Quarter Highlights

Financial results:

•	Diluted earnings per common share of $0.49, up from a loss per common share of $0.08 in the prior quarter
•	Net income of $35.4 million, compared with a net loss of $5.3 million in the prior quarter
•	Net investment income of $103.3 million, up 117 percent from the prior quarter
•	Book value per share of $20.21, up from $20.09 at June 30, 2016
•	Return on average equity of 10 percent, up from (1) percent for the prior quarter[1]

[1]	Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o	Correspondent production related to conventional conforming loans totaled $7.3 billion in unpaid principal balance (UPB), up 40 percent from the prior quarter
o	CRT deliveries totaled $3.4 billion in UPB, resulting in an additional $90 million of new CRT investments
o	Completed third CRT commitment with Fannie Mae and entered into a fourth CRT commitment for $7.5 billion in UPB[2]
o	Added $78 million in new MSR investments
•	Repurchased approximately 1 million of PMT’s common shares from August 5th through October 7th at a cost of $14.4 million; 8.4 million shares repurchased since the program’s inception last year
•	Cash proceeds from the liquidation and paydown of distressed mortgage loans and real estate owned (REO) properties were $75 million, reflecting a decrease in REO sales

Notable activity after quarter end:

•	Entered into an agreement to sell $172 million in UPB of performing loans from the distressed portfolio[2]

[2]

Although definitive documentation has been executed, these transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transactions or that the transactions will be completed at all.

“PMT’s earnings have improved significantly as we continue to transition our capital to our newer investment strategies and away from distressed mortgage loans,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “During the third quarter, our results were driven by the strength of our correspondent business and the investments that it creates, including our unique GSE credit risk transfer investments.  We continued to make progress in liquidating and resolving our distressed mortgage investments, including a pending sale of performing loans from the distressed portfolio.  We are particularly pleased with the performance of our newer strategies and correspondent production business, and look for continuing improvement from the performance of our distressed investments going forward.”

PMT reported pretax income of $45.0 million for the quarter ended September 30, 2016, compared with a pretax loss of $8.2 million in the second quarter.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended September 30, 2016
	Correspondent	Investment
	Production	Activities	Consolidated
	(in thousands)
Net investment income:
Net interest income
Interest income	$14,850	$43,284	$58,134
Interest expense	9,373	30,957	40,330
	5,477	12,327	17,804
Net mortgage loan servicing fees	-	15,761	15,761
Net gain on mortgage loans acquired for sale	43,858	-	43,858
Net (loss) gain on investments
Mortgage loans at fair value	-	(3,400)	(3,400)
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	2,454	2,454
Mortgage-backed securities	-	517	517
CRT Agreements	-	18,477	18,477
Hedging derivatives	-	(945)	(945)
Excess servicing spread investments	-	(2,824)	(2,824)
	-	14,279	14,279
Other income (loss)	12,724	(1,100)	11,624
	62,059	41,267	103,326
Expenses:
Mortgage loan fulfillment, servicing and management fees payable to PennyMac Financial Services, Inc.	27,969	15,350	43,319
Other	2,707	12,286	14,993
	30,676	27,636	58,312
Pretax income (loss)	$31,383	$13,631	$45,014

Investment Activities Segment

The Investment Activities segment generated pretax income of $13.6 million on revenues of $41.3 million, compared with a pretax loss of $24.6 million on revenues of $9.4 million in the second quarter.  Net gain on investments in the third quarter totaled $14.3 million, compared with a net loss of $15.5 million in the prior quarter.  Net gain on investments for the third quarter included $18.5 million of gains on CRT investments, $0.5 million of gains on mortgage-backed securities (MBS) and $2.5 million of gains on mortgage loans held by a variable interest entity, net of valuation changes on the related asset-backed secured financing.  These gains were partially offset by net losses on distressed mortgage loans of $3.4 million; $2.8 million of losses related to excess servicing spread (ESS), net of recapture income; and $0.9 million of losses related to hedging derivatives.

Net loan servicing fees were $15.8 million, up slightly from $15.7 million in the second quarter.  Net loan servicing fees included $34.7 million in servicing fees and MSR recapture income, reduced by $17.9 million of amortization and realization of MSR cash flows.  Net loan servicing fees also included $6.7 million of impairment provisioning and fair value losses related to MSRs, offset by $5.6 million of related hedging gains. PMT’s hedging activities are intended to manage its net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

MSR fair value losses, impairment provisioning and ESS valuation losses in the third quarter resulted from higher actual and expected prepayment activity due to the continued low mortgage rate environment.  ESS valuation losses were partially offset by recapture income totalling $1.3 million payable to PMT for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PennyMac Financial Services, Inc. (NYSE: PFSI), PMT generally benefits from recapture income.

Interest income earned on PMT’s interest rate-sensitive strategies of ESS, MBS and mortgage loans held by a variable interest entity totaled $12.3 million, a 9 percent decrease from the second quarter.  Interest income from PMT’s distressed mortgage loans totaled $29.0 million, up from $23.0 million in the second quarter.  Interest income from distressed mortgage loans included $23.1 million of capitalized interest from loan modifications, which increases interest income and reduces loan valuation gains.

Other investment losses were $1.1 million, compared with a $0.5 million loss in the second quarter, driven by an increase in valuation losses of PMT’s REO properties.  At quarter end, PMT’s inventory of REO properties totaled $288.3 million, down from $299.5 million at June 30, 2016.

Segment expenses were $27.6 million, down from $34.0 million in the second quarter, primarily driven by $5.1 million in servicing activity fees included in second quarter expenses related to a sale of performing loans from the distressed portfolio.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $3.4 million, compared with realized and unrealized losses of $13.5 million in the second quarter.  In the third quarter, fair value losses on the performing loans in the distressed portfolio were $16.4 million while fair value gains on nonperforming loans were $11.5 million.

The schedule below details the realized and unrealized (losses) gains on distressed mortgage loans:

	Quarter ended
	September 30, 2016	June 30, 2016
	(in thousands)
Valuation changes:
Performing loans	$(16,350)	$(8,356)
Nonperforming loans	11,506	(5,919)
	(4,844)	(14,275)
Gain on payoffs	1,298	1,208
Gain (loss) on sale	146	(396)
	$(3,400)	$(13,463)

Income contribution from the distressed portfolio improved significantly from the second quarter, but underperformed PMT’s expectations.  The underperformance was primarily related to lower expected REO proceeds on loans transitioning from foreclosure to REO, an increase in redefaults of performing loans, and fewer nonperforming loans transitioning from foreclosure to REO.  The performance of the distressed loan portfolio in the third quarter was aided by home prices which performed in line with prior forecasts.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $50.9 billion in UPB compared with $47.1 billion at June 30, 2016.  Servicing fees and MSR recapture revenue of $34.7 million was reduced by $17.9 million of amortization.  Provision for impairment and fair value losses totaled $6.7 million, which was largely offset by $5.6 million of gains on hedging derivatives.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2016	June 30, 2016
	(in thousands)
Net mortgage loan servicing fees
Servicing fees (1)	$34,304	$31,578
MSR recapture fee receivable from PFSI	409	311
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(17,902)	(15,531)
Provision for impairment	(3,460)	(23,170)
Gain on sale	-	11
Carried at fair value - change in fair value	(3,202)	(4,941)
Gains on hedging derivatives	5,612	27,433
	(18,952)	(16,198)
Net mortgage loan servicing fees	$15,761	$15,691

(1) Includes contractually specified servicing and ancillary fees

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production.  For the third quarter, PMT’s Correspondent Production segment generated pretax income of $31.4 million, versus $16.4 million in the second quarter.

Through its correspondent production activities, PMT acquired $18.9 billion in UPB of loans and issued IRLCs totaling $21.6 billion, compared with $14.6 billion and $16.0 billion, respectively, in the second quarter.  Of the correspondent acquisitions, conventional conforming and jumbo acquisitions totaled $7.3 billion, and government-insured or guaranteed acquisitions totaled $11.7 billion, compared with $5.2 billion and $9.4 billion, respectively, in the second quarter.

Segment revenues were $62.1 million, a 62 percent increase from the second quarter, driven by a 46 percent quarter-over-quarter increase in conventional conforming and jumbo lock volume and strong margins, including specified loan sales made possible by PMT’s large production volumes.  The increase in volumes reflects a larger mortgage origination market, driven by low mortgage rates, and market share gains for PMT facilitated by maintaining high service levels in a market with significantly elevated volume.  Net gain on mortgage loans acquired for sale in the third quarter also included a $5.1 million benefit from a revision of previously recorded provision for representations and warranties due to a change in estimate.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	September 30, 2016	June 30, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$77,635	$60,109
Provision for representation and warranties	(781)	(650)
Revision of previously recorded provision for representations and warranties due to change in estimate	5,098	-
Cash investment (1)	(42,480)	(47,579)
Fair value changes of pipeline, inventory and hedges	4,386	12,346
	$43,858	$24,226
(1) Includes cash hedge expense

Segment expenses were $30.7 million, up from $21.8 million in the second quarter, primarily due to the increase in acquisition volumes.  The weighted average fulfillment fee rate in the third quarter was 38 basis points, up slightly from 37 basis points in the prior quarter.3

Management Fees and Taxes

Management fees were $5.0 million, down from $5.2 million in the second quarter, driven by a decrease in PMT’s shareholders’ equity as a result of common share repurchases. There were no incentive fees for the third quarter as a result of PMT’s financial performance over the four-quarter period for which incentive fees are calculated.

[3]

  Fulfillment fees are based on the unpaid principal balance of acquired mortgage loans and monthly funding volumes. Effective September 1, 2016, the contractual fulfillment fee is 0.35% for   conventional loans sold to the Agencies, and 0.85% for all other loans. Previously, the fulfillment fee was 0.50% of the unpaid principal balance of conventional and jumbo loans, subject to reductions at specified volumes and discretionary reductions by PFSI.

PMT recorded a $9.6 million provision for income taxes, versus an income tax benefit of $2.9 million in the second quarter.

Mr. Kurland concluded, “PMT remains uniquely positioned, through PFSI’s specialized capabilities as our manager and service provider, to access investment opportunities that result from our correspondent production activities, including GSE credit risk transfers and excess servicing spread.  We continue to transition capital over time into these opportunities and away from distressed loan investments, which represent a decreasing allocation of PMT’s equity.  We also continue to evaluate repurchasing our common shares, where we believe the return is superior to other investment opportunities.  We believe that these strategies have the potential to continue producing earnings in line with our dividend level.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday November 3, 2016.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at our manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of our servicer, which also provides us with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; our indemnification and repurchase obligations in connection with mortgage loans we purchase and later sell or securitize; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest; increased rates of delinquency, default and/or decreased recovery rates on our investments; our ability to foreclose on our investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights , excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; our failure to maintain appropriate internal controls over financial reporting; technologies for loans and our ability to mitigate security risks and cyber intrusions; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to detect misconduct and fraud; our ability to comply with various federal, state and local laws and regulations that govern our business; developments in the secondary markets for our mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act  and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau  and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a real estate investment trust (REIT) for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940  and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries  for U.S. federal income tax purposes, as applicable, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the effect of public opinion on our reputation; the occurrence of natural disasters or other events or circumstances that could impact our operations; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2016	June 30, 2016	September 30, 2015
	(in thousands except share amounts)
ASSETS
Cash	$139,068	$95,705	$89,303
Short-term investments	33,353	16,877	31,518
Mortgage-backed securities at fair value	708,862	531,612	315,599
Mortgage loans acquired for sale at fair value	2,043,453	1,461,029	1,050,296
Mortgage loans at fair value	1,957,117	2,035,997	2,637,730
Excess servicing spread purchased from PennyMac Financial Services, Inc.	280,367	294,551	418,573
Derivative assets	44,774	35,007	16,806
Real estate acquired in settlement of loans	288,348	299,458	353,563
Real estate held for investment	25,708	20,662	4,448
Mortgage servicing rights	524,529	471,458	423,095
Servicing advances	78,624	74,090	79,528
Deposits securing credit risk transfer agreements	427,677	338,812	87,892
Due from PennyMac Financial Services, Inc.	5,776	12,375	9,050
Other assets	61,245	344,651	74,830
Total assets	$6,618,901	$6,032,284	$5,592,231
LIABILITIES
Assets sold under agreements to repurchase	$4,041,085	$3,275,691	$2,864,032
Mortgage loan participation and sale agreements	88,458	96,335	61,078
Federal Home Loan Bank advances	-	-	183,000
Notes payable	196,132	163,976	192,332
Asset-backed financing of a variable interest entity at fair value	384,407	325,939	234,287
Exchangeable senior notes	245,824	245,564	244,805
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	150,000
Interest-only security payable at fair value	1,699	1,663	-
Derivative liabilities	1,620	3,894	2,786
Accounts payable and accrued liabilities	88,704	75,587	67,086
Due to PennyMac Financial Services, Inc.	14,747	22,054	17,220
Income taxes payable	36,380	26,774	42,702
Liability for losses under representations and warranties	14,927	19,258	18,473
Total liabilities	5,263,983	4,406,735	4,077,801
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 67,723,293, 68,687,094 and 74,811,922 common shares, respectively	671	677	738
Additional paid-in capital	1,380,502	1,389,962	1,468,739
(Accumulated deficit) retained earnings	(26,255)	(29,812)	44,953
Total shareholders' equity	1,354,918	1,360,827	1,514,430
Total liabilities and shareholders' equity	$6,618,901	$5,767,562	$5,592,231

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(in thousands, except per share amounts)
Investment Income
Net interest income:
Interest income
From nonaffiliates	$53,307	$46,053	$53,412
From PennyMac Financial Services, Inc.	4,827	5,713	8,026
	58,134	51,766	61,438
Interest expense
To nonaffiliates	38,356	34,371	36,471
To PennyMac Financial Services, Inc.	1,974	2,222	1,289
	40,330	36,593	37,760
Net interest income	17,804	15,173	23,678
Net gain on mortgage loans acquired for sale	43,858	24,226	13,884
Mortgage loan origination fees	12,684	8,519	9,135
Net gain (loss) on investments
From nonaffiliates	17,103	337	32,802
From PennyMac Financial Services, Inc.	(2,824)	(15,824)	(7,844)
	14,279	(15,487)	24,958
Net mortgage loan servicing fees	15,761	15,691	20,791
Results of real estate acquired in settlement of loans	(3,285)	(2,565)	(4,221)
Other	2,225	2,061	2,549
Net investment income	103,326	47,618	90,774
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	27,255	19,111	17,553
Mortgage loan servicing fees (1)	11,039	16,427	11,736
Management fees	5,025	5,199	5,742
Mortgage loan collection and liquidation	6,205	4,290	1,853
Compensation	1,134	2,011	1,759
Professional services	1,508	2,224	1,550
Other	6,146	6,515	5,474
Total expenses	58,312	55,777	45,667
Income (loss) before provision for (benefit from) income taxes	45,014	(8,159)	45,107
Provision for (benefit from) income taxes	9,606	(2,892)	6,295
Net income (loss)	$35,408	$(5,267)	$38,812
Earnings (loss) per share
Basic	$0.52	$(0.08)	$0.51
Diluted	$0.49	$(0.08)	$0.49
Weighted-average shares outstanding
Basic	67,554	68,446	74,681
Diluted	76,329	68,446	83,411
(1)

Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights of $5.6 million and $5.0 million, respectively for the third quarter 2016.

###